Exhibit 99.3

FOR IMMEDIATE RELEASE

August 22, 2018

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Dan Frahm
	704-758-2033	704-758-2350
	tiffany.l.mason@lowes.com	daniel.frahm@lowes.com

LOWE’S NAMES DAVID DENTON CHIEF FINANCIAL OFFICER

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today announced the appointment of David M. Denton as executive vice president, chief financial officer. Denton currently serves as executive vice president and CFO of CVS Health (NYSE: CVS) and will join Lowe’s shortly after the closing of the CVS acquisition of Aetna, which is expected in the second half of 2018.

Denton brings to Lowe’s more than 25 years of finance and operational expertise. At CVS, he is responsible for all aspects of financial planning and management. Since being appointed CFO in 2010, Denton has successfully restructured CVS Health’s balance sheet and implemented a comprehensive capital allocation program designed to enhance shareholder value. Denton has also played an instrumental role in the company’s pending acquisition of Aetna.

“We are pleased to add a leader of Dave’s caliber to the Lowe’s team,” said Marvin R. Ellison, Lowe’s president and CEO. “Dave is a proven retail executive with expertise in finance, capital allocation and strategic planning. Dave also has a strong background in large-scale transformation efforts and has achieved outstanding results throughout his tenure. I am confident that Dave will play a key role as we accelerate growth, profitability and return on capital at Lowe’s.”

“I am honored to join Lowe’s and look forward to working with Marvin and the talented Lowe’s team to further enhance the company’s financial and operational performance, while strengthening our competitiveness in this evolving retail environment,” said Denton.

Denton succeeds Marshall A. Croom, whose retirement was previously announced.

Ellison said, “On behalf of the entire Lowe’s board of directors, I would like to thank Marshall for his contributions to Lowe’s over the past 21 years. We wish him all the best in the future.”

About David M. Denton

David Denton currently serves as executive vice president and CFO of CVS Health, and previously served as senior vice president and controller/chief accounting officer. Prior to that, Denton served as CFO and controller for PharmaCare, CVS Health’s legacy pharmacy benefits manager subsidiary. Additionally, he has held positions in corporate treasury, financial planning and analysis and corporate finance. Before joining CVS Health, Denton was with the management consulting firm of Deloitte and Touche.

Denton is currently a director of Tapestry, Inc. and is chairman of the company’s audit committee. Denton received his MBA from the Babcock Graduate School of Management at Wake Forest University and his undergraduate degree in Business Administration from Kansas State University.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,390 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.